Exhibit 5.1

October 30, 2025

Perpetua Resources Corp.
Suite 201 - 405 S 8th Street
Boise, Idaho

83702 USA

Re:	Perpetua Resources Corp.

Dear Sirs/Mesdames:

We have acted as British Columbia counsel to Perpetua Resources Corp. (the “Company”), a company incorporated under the laws of British Columbia, with respect to certain matters in connection with the offering by the Company of up to 2,938,000 common shares without par value in the capital of the Company (the “Shares”) pursuant to that certain underwriting agreement dated October 28, 2025 (the “Underwriting Agreement”) between the Company and BMO Capital Markets Corp., as representative of the several underwriters named therein.

The Shares have been registered on a Registration Statement on Form S-3 (File No. 333- 266071), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 8, 2022, as amended by Pre-Effective Amendment No. 1 and Pre-Effective Amendment No. 2 filed by the Company with the Commission on September 1, 2022 and October 27, 2022, respectively, and declared effective by the Commission on November 2, 2022 (the “Registration Statement”).

In connection with this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;

2.	the preliminary prospectus supplement dated October 28, 2025, relating to the Shares in the form filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act (such preliminary prospectus supplement, together with the base prospectus dated November 2, 2022, being referred to herein as the “Preliminary Prospectus”);

3.	the prospectus supplement dated October 30, 2025, relating to the Shares in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (such prospectus supplement, together with the base prospectus dated November 2, 2022, and the Preliminary Prospectus being referred to herein as the “Prospectus”);

4.	a certified copy of the Certificate of Incorporation, Certificate of Change of Name, Notice of Articles and Articles of the Company;

5.	an executed copy of the Underwriting Agreement;

Bentall 5    550 Burrard St    Suite 2501    Vancouver, BC V6C 2B5
(604) 674-9170    (604) 674-9245 Fax    cozen.com

Perpetua Resources Corp.
October 30, 2025

6.	a certificate of good standing issued by the British Columbia Registrar of Companies issued on October 29, 2025 in respect of the Company (the “Good Standing Certificate”);

7.	a certified copy of the resolutions adopted by the board of directors of the Company authorizing, among other things, the execution and delivery of the Underwriting Agreement and the issuance, sale and delivery of the Shares (the “Resolutions”); and

8.	an executed copy of a certificate of the Chief Financial Officer of the Company, dated the date hereof, as to certain factual matters (the “Officer’s Certificate”).

With respect to all of the documents examined by us, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles) and the truthfulness and accuracy of the corporate records of the Company and of all certificates of public officials and officers of the Company.

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

In expressing the opinion set forth in paragraph 1 below, we have relied exclusively and without independent investigation on the Good Standing Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing under the Business Corporations Act (British Columbia), and is in good standing with respect to the filing of annual reports;

2.	The Company has the corporate power and authority to issue the Shares; and

3.	The issuance of the Shares has been duly authorized and, upon receipt by the Company of payment for the Shares and when and if issued, sold and delivered and in accordance with the terms of the Underwriting Agreement, the Registration Statement, Prospectus and the Resolutions, the Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectus, the Registration Statement, the Underwriting Agreement or the Shares.

Perpetua Resources Corp.
October 30, 2025

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Report on Form 8-K to be filed by the Company with the Commission in connection with the Offering and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/Cozen O'Connor LLP